Exhibit 5.1
Sidley Austin Brown & Wood llp

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October 18, 2005
American Commercial Lines Inc.
1701 East Market Street
Jeffersonville, Indiana 47130

Re:	2,447,656 Shares of Common Stock, $0.01 par value per share
Ladies and Gentlemen:
          We refer to the Registration Statement on Form S-8 (the “Registration Statement”) being filed by American Commercial Lines Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 2,447,656 shares of Common Stock, $0.01 par value per share (the “Shares”), of the Company to be issued or which are issuable upon the exercise of options previously granted under the American Commercial Lines Inc. Equity Award Plan for Employees, Officers and Directors, as amended (the “Equity Award Plan”), or the American Commercial Lines Inc. 2005 Stock Incentive Plan (the “Stock Incentive Plan,” and together with the Equity Award Plan, the “Plans”).
          In rendering this opinion letter, we have examined and relied upon a copy of the Registration Statement and the exhibits thereto (including the Plans). We have also examined and relied upon originals, or copies of originals certified or otherwise identified to our satisfaction, of such agreements, documents, certificates and statements of government officials and other instruments, and have examined such questions of law and have satisfied ourselves as to such matters of fact as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all natural persons and the conformity with the original documents of any copies thereof submitted to us for our examination.
          Based on the foregoing, and subject to the qualifications and limitations hereinafter set forth, we are of the opinion that:
          1. The Company is duly incorporated and validly existing under the laws of the State of Delaware.
SIDLEY AUSTIN BROWN & WOOD llp IS AN ILLINOIS LIMITED LIABILITY PARTNERSHIP
PRACTICING IN AFFILIATION WITH OTHER SIDLEY AUSTIN BROWN & WOOD PARTNERSHIPS

Sidley Austin Brown & Wood llp	Chicago
American Commercial Lines Inc.
October 18, 2005

          2. The Shares will be legally issued, fully paid and non-assessable when: (i) the Registration Statement, as finally amended, shall have become effective under the Securities Act; (ii) the Shares shall have been duly issued and delivered in the manner contemplated by the Plans; and (iii) certificates representing the Shares shall have been duly executed, countersigned and registered and duly delivered to the persons entitled thereto against receipt of the agreed consideration therefor (not less than the par value thereof) in accordance with the Plans.
          We do not find it necessary for the purposes of this opinion letter to cover, and accordingly we express no opinion as to, the application of the securities or blue sky laws of the various states or the District of Columbia to the issuance of the Shares.
          This opinion letter is limited to the General Corporation Law of the State of Delaware and the Securities Act.
          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons for whom consent is required by Section 7 of the Securities Act or the related rules promulgated by the Commission thereunder.

Very truly yours,

/s/ Sidley Austin Brown & Wood LLP